Exhibit 5.1

SMITH, ANDERSON, BLOUNT, DORSETT,

MITCHELL & JERNIGAN, L.L.P.

OFFICES 150 Fayetteville Street, Suite 2800 Raleigh, North Carolina 27601 ___________	July 29, 2026	Mailing Address P.O. Box 2611 Raleigh, North Carolina 27602-2611 ___________ TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Vogenx, Inc.

3901 Barrett Drive, Suite 300 P.O. Box 19469

Raleigh, North Carolina 27619

Ladies and Gentlemen:

We have acted as counsel for Vogenx, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement (File No. 333-297487) on Form S-1, as amended from time to time (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offer and sale of up to 7,187,500 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which includes up to 937,500 Shares that may be issued by the Company pursuant to the exercise of an option to purchase additional shares granted to the underwriters (the “Offering”). The term “Shares” shall include any additional shares of Common Stock registered by the Company under Rule 462(b) under the Act in connection with the Offering.

This opinion is furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the exhibits thereto, (ii) the Company’s Amended and Restated Certificate of Incorporation, as amended, as currently in effect, (iii) the Company’s Bylaws, as currently in effect, (iv) the Company’s Second Amended and Restated Certificate of Incorporation, effective conditional upon and immediately prior to the closing of the Offering, and the Company’s Amended and Restated Bylaws, effective upon the effectiveness of the Registration Statement, a form of each of which has been filed as an exhibit to the Registration Statement, (v) the underwriting agreement relating to the Offering (the “Underwriting Agreement”), the form of which has been filed as an exhibit to the Registration Statement, (vi) the resolutions adopted by the Board of Directors of the Company or a duly authorized committee thereof relating to the Offering, and (vii) such other documents, certificates, records, proceedings, minutes, consents, actions and resolutions as we have deemed necessary for the purposes of our opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as copies, and the authenticity of originals of such copies. We have also considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinion contained herein. With respect to certain

Vogenx, Inc.

July 29, 2026

facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that the Shares have been duly authorized and, when issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement and upon either (a) the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Common Stock, or (b) the book entry of the Shares by the transfer agent for the Common Stock, the Shares will be validly issued, fully paid and non-assessable.

The opinion set forth herein is limited to matters governed by the General Corporation Law of the State of Delaware, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal or state securities laws relating to the sale of the Shares.

Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our legal opinion expressed herein.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to us in the Registration Statement, including the prospectus and any amendment or supplement thereto, and to the incorporation by reference of this opinion letter into any registration statement filed pursuant to Rule 462(b) with respect to the Shares. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.